Exhibit 99

AGREEMENT RELATING TO FILING OF

JOINT STATEMENT PURSUANT TO

RULE 13d-1(k) UNDER THE

SECURITIES ACT OF 1934, AS AMENDED

The undersigned agree that the Statement on Amendment No. 1 to Schedule 13G to which this Agreement is attached is filed on behalf of each of them.

Date: February 8, 2016

MADISON BANK OF MARYLAND EMPLOYEE STOCK OWNERSHIP PLAN

By Its Trustees:

/s/ Julia A. Newton	February 8, 2016
Julia A. Newton, as Trustee

/s/ Lawrence W. Williams	February 8, 2016
Lawrence W. Williams, as Trustee

/s/ Lisa M. McGuire-Dick	February 8, 2016
Lisa M. McGuire-Dick, as Trustee

/s/ Julia A. Newton	February 8, 2016
Julia A. Newton, as an Individual Shareholder

/s/ Lawrence W. Williams	February 8, 2016
Lawrence W. Williams, as an Individual Shareholder

/s/ Lisa M. McGuire-Dick	February 8, 2016
Lisa M. McGuire-Dick, as an Individual Shareholder